EXHIBIT 99.1

Pilgrim's Pride Reports Financial Results for Third Quarter of Fiscal 2011

GREELEY, Colo., Oct. 28, 2011 (GLOBE NEWSWIRE) -- Pilgrim's Pride Corporation (NYSE:PPC) today reported a net loss of $162.5 million, or $0.76 per share, on net sales of $1.9 billion for the third quarter ended September 25, 2011. For the comparable quarter a year ago, the company reported net earnings of $57.9 million, or $0.27 per share, on total sales of $1.7 billion.

Bill Lovette, Chief Executive Officer of Pilgrim's Pride, commented on the results, stating, "The quarter results included non-recurring charges of $52.7 million, without which our net loss per share would have been $0.52. We are at a $295 million run rate against our goal of $400 million on operational improvements, which helped provide a positive operating cash flow of $10.7 million for the quarter. We continue to drive ownership, responsibility and accountability at every level. We are making decisions now that will drive profitability going forward."

Market prices for some key chicken products were down sharply compared to a year ago. Boneless skinless breast meat in the third quarter averaged $1.27 per pound versus $1.71 a year ago, while the market price for wings was $0.89, compared to $1.19 per pound last year. The average market price for leg quarters was $0.46 per pound, up $0.09 per pound from a year ago, while Georgia Dock prices stayed essentially flat at $0.88 per pound.

Simultaneously, feed-ingredient costs remained high over the quarter. Market prices for corn averaged $6.92 per bushel, up 65% from a year ago, while soybean meal averaged $352 per ton, a 15.4% increase. Feed ingredient purchases, which represent the largest component of Pilgrim's cost of goods sold, were approximately $102 million higher during the quarter than the year-ago period. The corn market continues to demonstrate volatility, ranging from $6.17 to $7.65 per bushel during the third quarter. The company recognized $34 million in net mark-to-market gains related to changes in the fair value of its derivatives during the third quarter of 2011.

Lovette also discussed the supply indicators in the market, stating that although prices have yet to stabilize at profitable levels, egg sets, pullet placements and chicks placed all showed declines year over year. As cold storage levels also reflect a reduction for the year, the signals are in favor of stronger chicken pricing heading into 2012. He also reiterated the success that the company has had in moving away from 12 month fixed pricing scenarios.

For the first three quarters of fiscal 2011, Pilgrim's reported a net loss of $411.4 million, or $1.92 per share, on sales of $5.7 billion. This compares to net earnings of $45.3 million, or $0.21 per share for the comparable period in 2010.

Conference Call Information

Pilgrim's quarterly earnings call will be held today at 11:30 a.m. Eastern. Participants may join the conference live by telephone, by calling +1-877-875-0930, and requesting the "Pilgrim's Pride Conference."  International callers should dial +1-412-902-6569.  We encourage participants to join us for the live webcast by logging in via the internet at http://services.choruscall.com/links/ppc111028.html (Please copy and paste the link into the browser.)  The live call and related slide presentation may also be accessed through the "Investors" section of our website at www.pilgrims.com.

The webcast will be available for replay within approximately two hours of the conclusion of the call. A toll-free telephone replay will be available that same day beginning at approximately 2:30 p.m. Eastern time by Those without internet access can listen to the replay through the close of business on November 11, 2011 by dialing +1-877-344-7529 from U.S. telephones, or at +1-412-317- 0088 for those calling internationally. The conference number is 10005093.

About Pilgrim's Pride

Pilgrim's employs approximately 40,500 people and operates chicken processing plants and prepared-foods facilities in 12 states, Puerto Rico and Mexico. The Company's primary distribution is through retailers and foodservice distributors. For more information, please visit http://www.pilgrims.com.

Forward-Looking Statements

Statements contained in this press release that state the intentions, plans, hopes, beliefs, anticipations, expectations or predictions of the future of Pilgrim's Pride Corporation and its management are forward-looking statements. It is important to note that the actual results could differ materially from those projected in such forward-looking statements. Factors that could cause actual results to differ materially from those projected in such forward-looking statements include: matters affecting the poultry industry generally; the ability to execute the company's business plan to achieve desired cost savings and profitability;  the ability of the company to achieve the anticipated synergistic gains from the sale of 67.3% of its common stock to JBS USA Holdings, Inc; the ability of the company to re-open its idled facilities in the manner and on the time schedule planned due to, among other things, the company's dependence on commodity prices and economic conditions; future pricing for feed ingredients and the company's products; additional outbreaks of avian influenza or other diseases, either in Pilgrim's Pride's flocks or elsewhere, affecting its ability to conduct its operations and/or demand for its poultry products; contamination of Pilgrim's Pride's products, which has previously and can in the future lead to product liability claims and product recalls; exposure to risks related to product liability, product recalls, property damage and injuries to persons, for which insurance coverage is expensive, limited and potentially inadequate; management of cash resources, particularly in light of Pilgrim's Pride's substantial leverage; restrictions imposed by, and as a result of, Pilgrim's Pride's substantial leverage; changes in laws or regulations affecting Pilgrim's Pride's operations or the application thereof; new immigration legislation or increased enforcement efforts in connection with existing immigration legislation that cause the costs of doing business to increase, cause Pilgrim's Pride to change the way in which it does business, or otherwise disrupt its operations; competitive factors and pricing pressures or the loss of one or more of Pilgrim's Pride's largest customers; currency exchange rate fluctuations, trade barriers, exchange controls, expropriation and other risks associated with foreign operations; disruptions in international markets and distribution channel, including exports into Russia, the anti-dumping proceeding in Ukraine and the anti-dumping and countervailing duty proceeding in China; and the impact of uncertainties of litigation as well as other risks described under "Risk Factors" in the Company's Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission. Pilgrim's Pride Corporation undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

PILGRIM'S PRIDE CORPORATION
Consolidated Statements of Operations
(Unaudited)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 25,	September 26,	September 25,	September 26,
	2011	2010	2011	2010
	(In thousands, except per share data)

Net sales	$ 1,891,224	$ 1,719,850	$ 5,706,390	$ 5,070,336
Costs and expenses:
Cost of sales	1,953,611	1,560,031	5,868,115	4,726,007
Operational restructuring charges	--	2,525	--	2,525
Gross profit (loss)	(62,387)	157,294	(161,725)	341,804

Selling, general and administrative expense	51,197	45,096	157,341	157,415
Administrative restructuring charges, net	11,472	(1,006)	11,472	51,695
Operating income (loss)	(125,056)	113,204	(330,538)	132,694

Interest expense	27,930	26,492	82,863	81,027
Interest income	(323)	(646)	(1,311)	(1,820)
Foreign currency transaction losses (gains)	13,925	(280)	11,235	877
Miscellaneous, net	(3,728)	(1,396)	(6,236)	(9,382)
Income (loss) before reorganization items and income taxes	(162,860)	89,034	(417,089)	61,992
Reorganization items, net	--	--	--	18,541
Income (loss) before income taxes	(162,860)	89,034	(417,089)	43,451
Income tax expense (benefit)	(60)	30,512	(6,462)	(4,295)
Net income (loss)	(162,800)	58,522	(410,627)	47,746
Less: Net income (loss) attributable to noncontrolling interests	(284)	596	790	2,449
Net income (loss) attributable to Pilgrim's Pride Corporation	$ (162,516)	$ 57,926	$ (411,417)	$ 45,297

Weighted average shares of common stock outstanding:
Basic	214,282	214,282	214,282	214,282
Diluted	214,282	214,282	214,282	214,282

Net income (loss) per share of common stock outstanding:
Basic	$ (0.76)	$ 0.27	$ (1.92)	$ 0.21
Diluted	$ (0.76)	$ 0.27	$ (1.92)	$ 0.21

PILGRIM'S PRIDE CORPORATION
Consolidated Balance Sheets
(Unaudited)

	September 25,	December 26,
	2011	2010
	(In thousands)

Cash and cash equivalents	$ 46,904	$ 106,077
Restricted cash and cash equivalents	57,308	60,953
Investment in available-for-sale securities	52	1,554
Trade accounts and other receivables, less allowance for doubtful accounts	355,349	321,300
Account receivable from JBS USA, LLC	6,021	465
Inventories	919,550	1,029,254
Income taxes receivable	57,896	58,465
Current deferred tax assets	3,176	3,476
Prepaid expenses and other current assets	44,987	81,250
Assets held for sale	46,220	47,671
Total current assets	1,537,463	1,710,465
Investment in available-for-sale securities	1,797	11,595
Deferred tax assets	35,091	22,609
Other long-lived assets	62,124	67,143
Identified intangible assets, net	45,519	48,950
Property, plant and equipment, net	1,317,692	1,358,136
Total assets	$ 2,999,686	$ 3,218,898

Accounts payable	$ 326,308	$ 329,780
Account payable to JBS USA, LLC	16,257	7,212
Accrued expenses and other current liabilities	312,155	297,940
Income taxes payable	1,659	6,814
Current deferred tax liabilities	38,744	38,745
Current maturities of long-term debt	15,609	58,144

Total current liabilities	710,732	738,635

Long-term debt, less current maturities	1,458,890	1,281,160
Note payable to JBS USA Holdings, Inc.	50,000	--
Deferred tax liabilities	4,751	3,476
Other long-term liabilities	111,391	117,031
Total liabilities	2,335,764	2,140,302
Common stock	2,143	2,143
Additional paid-in capital	1,443,335	1,442,810
Accumulated deficit	(758,590)	(348,653)
Accumulated other comprehensive loss	(25,492)	(23,637)
Total Pilgrim's Pride Corporation stockholders' equity	661,396	1,072,663
Noncontrolling interest	2,526	5,933
Total stockholders' equity	663,922	1,078,596
Total liabilities and stockholders' equity	$ 2,999,686	$ 3,218,898

PILGRIM'S PRIDE CORPORATION
Selected Financial Information
(Unaudited)

Note: "EBITDA" is defined as the sum of income (loss) from continuing operations plus interest, taxes, depreciation and amortization. "Adjusted EBITDA" is defined as the sum of EBITDA plus restructuring charges, reorganization items and loss on early extinguishment of debt less net income attributable to noncontrolling interests. EBITDA is presented because it is used by us and we believe it is frequently used by securities analysts, investors and other interested parties, in addition to and not in lieu of results prepared in conformity with accounting principles generally accepted in the US ("GAAP"), to compare the performance of companies. We believe investors would be interested in our Adjusted EBITDA because this is how our management analyzes EBITDA from continuing operations. The Company also believes that Adjusted EBITDA, in combination with the Company's financial results calculated in accordance with GAAP, provides investors with additional perspective regarding the impact of certain significant items on EBITDA and facilitates a more direct comparison of its performance with its competitors. EBITDA and Adjusted EBITDA are not measurements of financial performance under GAAP. They should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of our operating performance or any other measures of performance derived in accordance with GAAP.

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 25,	September 26,	September 25,	September 26,
	2011	2010	2011	2010
	(In thousands, except per share data)		(In thousands, except per share data)

Net loss from continuing operations	$ (162,800)	$ 58,522	$ (410,627)	$ 47,746
Add:
Income tax expense (benefit)	(60)	30,512	(6,462)	(4,295)
Interest expense, net	27,607	25,846	81,552	79,207
Depreciation and amortization	53,631	57,924	159,425	175,397
Minus:
Amortization of capitalized loan costs	2,515	3,726	7,008	11,266
EBITDA	(84,137)	169,078	(183,120)	286,789
Add:
Restructuring charges	11,472	1,519	11,472	54,220
Reorganization items, net	--	--	--	18,541
Minus:
Net income attributable to noncontrolling interest	(284)	596	790	2,449
Adjusted EBITDA	$ (72,381)	$ 170,001	$ (172,438)	$ 357,101
CONTACT: Rosemary Geelan
         Pilgrim's Pride Investor Relations
         (970) 506-8192